Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2017 and Initiates Fiscal 2018 Guidance; Raises Dividend 7.8 Percent
DALLAS (November 8, 2017) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2017 fiscal year and fourth quarter ended September 30, 2017.

•	Fiscal 2017 consolidated net income was $396.4 million, or $3.73 per diluted share, compared with consolidated net income of $350.1 million, or $3.38 per diluted share in the prior year.

•
Fiscal 2017 net income from continuing operations was $382.7 million or $3.60 per diluted share, compared with net income from continuing operations of $345.5 million, or $3.33 per diluted share for the same period last year.

•
Fiscal 2017 net income from discontinued operations was $13.7 million, or $0.13 per diluted share, compared with net income from discontinued operations of $4.6 million, or $0.05 per diluted share in the prior year.

•	Capital expenditures were $1.14 billion for the year ended September 30, 2017, with approximately 80 percent of that spending related to system safety and reliability investments.

•	Atmos Energy expects fiscal 2018 earnings to be in the range of $3.75 to $3.95 per diluted share. Capital expenditures are expected to be in the range of $1.3 billion to $1.4 billion in fiscal 2018.

•
The company's Board of Directors has declared a quarterly dividend of $0.485 per common share. The indicated annual dividend for fiscal 2018 is $1.94, which represents a 7.8 percent increase over fiscal 2017.

For the quarter ended September 30, 2017, net income from continuing operations was $35.9 million, or $0.34 per diluted share, compared with net income from continuing operations of $34.9 million, or $0.33 per diluted share for the same quarter last year.

“Our business strategy continues to deliver solid results,” said Mike Haefner, president and chief executive officer of Atmos Energy Corporation. “Once again our employees have gone above and beyond to deliver value to our customers, communities, and investors. The financial strength of the company and quality of our team sustain our ongoing investments in system safety, reliability, growth, and expansion while providing an attractive return to shareholders. We are well-positioned to continue delivering annual earnings per share growth in the six to eight percent range,” Haefner concluded.

Results for the Fiscal Year Ended September 30, 2017
Distribution gross profit increased $98.5 million to $1,379.7 million for the year ended September 30, 2017, compared with $1,281.2 million in the prior year. Gross profit reflects a net $72.4 million increase in rates, primarily in the Mid-Tex, Louisiana, Mississippi and Kentucky/Mid-States Divisions. Customer growth, primarily in the Mid-Tex Division, contributed an incremental $5.8 million in gross profit. Transportation gross profit, primarily in the Kentucky/Mid-States and Mid-Tex Divisions, increased $5.8 million year over year. In addition, net consumption increased $2.9 million, despite weather that was 12 percent warmer than the prior year.
Pipeline and storage gross profit increased $27.2 million to $454.5 million for the year ended September 30, 2017, compared with $427.3 million in the prior year. This increase is primarily attributable to a $24.6 million increase in rates from the approved 2016 GRIP filings and the rate case finalized in August 2017.
Continuing operation and maintenance expense for the year ended September 30, 2017, was $546.8 million, compared with $538.6 million in the prior year. This $8.2 million increase was primarily driven by higher employee-related costs.
Interest charges for the year ended September 30, 2017 were $120.2 million, compared with $114.8 million in the prior year. The $5.4 million increase was primarily driven by an increase in long-term debt compared to the prior year.
In January 2017, the company completed the sale of its natural gas marketing business. Net income from discontinued operations was $13.7 million for the year ended September 30, 2017, compared with $4.6 million in the prior year. The increase largely reflects the recognition of a net $6.6 million noncash gain in the first quarter of fiscal 2017 from unwinding hedge accounting for certain of the natural gas marketing business's financial positions as a result of the sale and a $2.7 million gain recognized on the sale in the second fiscal quarter.
Capital expenditures increased $50.1 million to $1,137.1 million for the year ended September 30, 2017, compared with $1,087.0 million in the prior year, driven by a planned increase in spending for infrastructure replacements and enhancements.
For the year ended September 30, 2017, the company generated operating cash flow of $867.1 million, a $72.1 million increase compared with the year ended September 30, 2016. The year-over-year increase primarily reflects the positive cash effect of successful rate case outcomes achieved in fiscal 2016.
The equity capitalization ratio at September 30, 2017 was 52.6%, compared with 51.5% at September 30, 2016. At September 30, 2017, there was $447.7 million of short-term debt outstanding, compared with $829.8 million at September 30, 2016. On June 8, 2017, the company completed a public offering of $500 million of 3.00% senior unsecured notes due 2027 and $250 million of 4.125% senior unsecured notes due 2044. The net proceeds of approximately $753 million were used to repay $250 million of 6.35% senior unsecured notes at maturity on June 15, 2017 and for general corporate purposes, including the repayment of commercial paper.

Results for the Quarter Ended September 30, 2017
Distribution gross profit increased $17.7 million to $274.7 million for the three months ended September 30, 2017, compared with $257.0 million in the prior-year quarter. Gross profit reflects a net $13.3 million increase in rates, primarily in the Mid-Tex, Louisiana, West Texas, Mississippi and Kentucky/Mid-States Divisions. Transportation gross profit, primarily in the Kentucky/Mid-States and Mid-Tex Divisions, increased $1.7 million.
Pipeline and storage gross profit increased $4.8 million to $117.6 million for the three months ended September 30, 2017, compared with $112.8 million in the prior-year quarter. This increase is primarily the result of higher through system revenue, largely related to incremental throughput on the Enlink Pipeline, which was acquired in the first quarter of fiscal 2017, and higher basis spreads due to increased production in the Permian Basin.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2018 earnings to be in the range of $3.75 to $3.95 per diluted share. Capital expenditures for fiscal 2018 are expected to range between $1.3 billion and $1.4 billion.

Conference Call to be Webcast November 9, 2017
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2017 financial results on Thursday, November 9, 2017, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Highlights and Recent Developments
On October 11, 2017, Atmos Energy announced that Susan Giles would retire and Jennifer Hills would succeed her as Vice President, Investor Relations, effective November 1, 2017.
On August 7, 2017, Atmos Energy announced that Karen E. Hartsfield, Senior Attorney had been appointed by the Board of Directors as Senior Vice President, General Counsel and Corporate Secretary, and would serve on the company’s Management Committee.
This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2017. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure
The historical financial information in this news release utilizes a certain financial measure that is not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses gross profit, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues. Accordingly, the company believes gross profit, a non-GAAP financial measure defined as operating revenues less purchased gas cost, is a better indicator of its financial performance than operating revenues as it provides a useful and more relevant measure to analyze its financial performance.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2017	2016
Gross Profit:
Distribution	$1,379,719	$1,281,202
Pipeline and storage	454,524	427,254
Intersegment eliminations	(44)	—
Gross profit	1,834,199	1,708,456
Operation and maintenance expense	546,798	538,592
Depreciation and amortization	319,448	290,791
Taxes, other than income	240,407	221,843
Total operating expenses	1,106,653	1,051,226
Operating income	727,546	657,230
Miscellaneous expense	(3,270)	(234)
Interest charges	120,182	114,812
Income from continuing operations before income taxes	604,094	542,184
Income tax expense	221,383	196,642
Income from continuing operations	382,711	345,542
Income from discontinued operations, net of tax	10,994	4,562
Gain on sale of discontinued operations, net of tax	2,716	—
Net Income	$396,421	$350,104
Basic and diluted earnings per share
Income per share from continuing operations	$3.60	$3.33
Income per share from discontinued operations	0.13	0.05
Net income per share - basic and diluted	$3.73	$3.38
Cash dividends per share	$1.80	$1.68
Basic and diluted weighted average shares outstanding	106,100	103,524

	Year Ended September 30
Summary Net Income by Segment (000s)	2017	2016
Distribution	$268,369	$233,830
Pipeline and storage	114,342	111,712
Net income from continuing operations	382,711	345,542
Net income from discontinued operations	13,710	4,562
Net income	$396,421	$350,104

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2017	2016
Gross Profit:
Distribution segment	$274,671	$256,958
Pipeline and storage segment	117,648	112,758
Intersegment eliminations	—	—
Gross profit	392,319	369,716
Operation and maintenance expense	160,931	159,519
Depreciation and amortization	84,800	75,864
Taxes, other than income	54,796	49,884
Total operating expenses	300,527	285,267
Operating income	91,792	84,449
Miscellaneous expense	(2,820)	(144)
Interest charges	33,710	30,037
Income from continuing operations before income taxes	55,262	54,268
Income tax expense	19,409	19,418
Income from continuing operations	35,853	34,850
Loss from discontinued operations, net of tax	—	(610)
Net Income	$35,853	$34,240
Basic and diluted net income per share
Income per share from continuing operations	$0.34	$0.33
Income per share from discontinued operations	—	—
Net income per share - basic and diluted	$0.34	$0.33
Cash dividends per share	$0.45	$0.42
Basic and diluted weighted average shares outstanding	106,814	104,687

	Three Months Ended September 30
Summary Net Income (Loss) by Segment (000s)	2017	2016
Distribution	$15,346	$14,453
Pipeline and storage	20,507	20,397
Net income from continuing operations	35,853	34,850
Net loss from discontinued operations	—	(610)
Net Income	$35,853	$34,240

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2017	2016
Net property, plant and equipment	$9,259,182	$8,268,606
Cash and cash equivalents	26,409	47,534
Accounts receivable, net	222,263	215,880
Gas stored underground	184,653	179,070
Current assets of disposal group classified as held for sale	—	151,117
Other current assets	106,321	88,085
Total current assets	539,646	681,686
Goodwill	730,132	726,962
Noncurrent assets of disposal group classified as held for sale	—	28,616
Deferred charges and other assets	220,636	305,019
	$10,749,596	$10,010,889

Shareholders' equity	$3,898,666	$3,463,059
Long-term debt	3,067,045	2,188,779
Total capitalization	6,965,711	5,651,838
Accounts payable and accrued liabilities	233,050	196,485
Current liabilities of disposal group classified as held for sale	—	72,900
Other current liabilities	332,648	439,085
Short-term debt	447,745	829,811
Current maturities of long-term debt	—	250,000
Total current liabilities	1,013,443	1,788,281
Deferred income taxes	1,878,699	1,603,056
Noncurrent liabilities of disposal group classified as held for sale	—	316
Deferred credits and other liabilities	891,743	967,398
	$10,749,596	$10,010,889

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2017	2016
Cash flows from operating activities
Net income	$396,421	$350,104
Depreciation and amortization	319,633	293,096
Deferred income taxes	227,183	193,556
Gain on sale of discontinued operations	(12,931)	—
Discontinued cash flow hedging for natural gas marketing commodity contracts	(10,579)	—
Other	20,630	21,446
Changes in assets and liabilities	(73,267)	(63,212)
Net cash provided by operating activities	867,090	794,990
Cash flows from investing activities
Capital expenditures	(1,137,089)	(1,086,950)
Acquisition	(86,128)	—
Proceeds from the sale of discontinued operations	140,253	—
Available-for-sale securities activities, net	(12,473)	758
Use tax refund	29,790	—
Other, net	9,341	6,460
Net cash used in investing activities	(1,056,306)	(1,079,732)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(382,066)	371,884
Proceeds from issuance of long-term debt, net of premium/discount	884,911	—
Net proceeds from equity offering	98,755	98,574
Issuance of common stock through stock purchase and employee retirement plans	26,523	34,278
Settlement of interest rate agreements	(36,996)	—
Interest rate agreements cash collateral	25,670	(25,670)
Repayment of long-term debt	(250,000)	—
Cash dividends paid	(191,931)	(175,126)
Debt issuance costs	(6,775)	(317)
Net cash provided by financing activities	168,091	303,623
Net increase (decrease) in cash and cash equivalents	(21,125)	18,881
Cash and cash equivalents at beginning of period	47,534	28,653
Cash and cash equivalents at end of period	$26,409	$47,534

	Three Months Ended September 30		Year Ended September 30
Statistics	2017	2016	2017	2016
Consolidated distribution throughput (MMcf as metered)	63,810	61,060	388,365	392,028
Consolidated pipeline and storage transportation volumes (MMcf)	171,029	132,223	596,179	505,303
Distribution meters in service	3,221,405	3,185,865	3,221,405	3,185,865
Distribution average cost of gas	$5.16	$4.72	$5.14	$4.09
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